FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Sadot Group Inc. Entity or Nevada Business Identification Number (NVID): NV20191617342
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* CERTIFICATE OF DESIGNATION OF SERIES C PREFERRED STOCK - Pursuant to Chapter 78.195 of the (see Exhibit A)
7. Withdrawal:	Designation being Withdrawn: Not applicable Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X /s/Chagay Ravid Signature of Officer Date: 07/14/2026

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

EXHIBIT A

CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS
OF
SERIES C NON-VOTING NON-CONVERTIBLE PREFERRED STOCK
OF
SADOT GROUP INC.

Pursuant to NRS 78.195 and NRS 78.1955 of the Nevada Revised Statutes

SADOT GROUP INC., a corporation organized and existing under the laws of the State of Nevada (the "**Corporation**"), in accordance with the provisions of NRS 78.195 and NRS 78.1955 of the Nevada Revised Statutes (the "**NRS**"), **DOES HEREBY CERTIFY** that:

FIRST: The Articles of Incorporation of the Corporation, as amended (the "**Articles**"), authorize the issuance of shares of preferred stock, par value $0.0001 per share (the "**Preferred Stock**"), in one or more series, and expressly authorize the Board of Directors of the Corporation (the "**Board**"), subject to limitations prescribed by law and the provisions of the Articles, to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof, to the fullest extent permitted by the NRS.

SECOND: Pursuant to the authority conferred upon the Board by the Articles and NRS 78.1955, the Board, at a meeting duly called and held on **July 14, 2026**, duly adopted the following resolution creating a series of Preferred Stock designated as the "Series C Non-Voting Non-Convertible Preferred Stock," and such resolution has not been modified and is in full force and effect on the date hereof:

> **RESOLVED**, that pursuant to the authority vested in the Board of Directors of Sadot Group Inc. in accordance with the provisions of the Articles of Incorporation and the NRS, a series of the class of authorized Preferred Stock, par value $0.0001 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares of such series, and the powers, preferences, rights, qualifications, limitations and restrictions thereof, are as follows:

1. DESIGNATION AND AUTHORIZED SHARES; STATED VALUE

The shares of such series of Preferred Stock shall be designated as the "Series C Non-Voting Non-Convertible Preferred Stock" (the "Series C Preferred"), and the number of shares constituting such series shall be three thousand nine hundred fifty (3,950) shares, par value $0.0001 per share. Each share of Series C Preferred shall have a stated value of United States Dollars One Thousand (US$1,000) per share (the "Stated Value"), for an aggregate Stated Value of all authorized shares of Series C Preferred of United States Dollars Three Million Nine Hundred Fifty Thousand (US$3,950,000). As used herein, "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Texas are authorized or required by law to remain closed, and "Required Holders" means, at any time, the holders of record of a majority of the then-outstanding shares of Series C Preferred.

2. RANKING

The Series C Preferred shall, with respect to dividend rights, redemption rights and rights upon any Liquidation Event (as defined in Section 5):

(a) rank senior to the Corporation's common stock, par value $0.0001 per share (the "Common Stock"), and to any other class or series of capital stock of the Corporation hereafter issued that by its terms ranks junior to the Series C Preferred;

(b) rank pari passu with any other class or series of capital stock of the Corporation hereafter issued that by its terms ranks on parity with the Series C Preferred; and

(c) rank junior to any class or series of capital stock of the Corporation hereafter issued that by its terms ranks senior to the Series C Preferred, the authorization, creation or issuance of which shall require the prior written consent of the Required Holders as set forth in Section 8.

The Series C Preferred is not convertible into Common Stock or any other security of the Corporation, as set forth in Section 9. The Series C Preferred is non-voting as set forth in Section 6.

3. DIVIDENDS

3.1 Cumulative dividend rate. Each holder of Series C Preferred shall be entitled to receive, out of funds legally available therefor under the NRS, cumulative cash dividends accruing on the Stated Value at the rate of six percent (6%) per annum, calculated on the basis of a 360-day year of twelve 30-day months (the "**Dividend Rate**"). Dividends shall accrue and be cumulative from the date of original issuance of each share of Series C Preferred (the "**Issuance Date**"), whether or not declared by the Board, and whether or not the Corporation has funds legally available for the payment thereof.

3.2 Payment of dividends. Accrued and unpaid dividends shall be payable in cash, in arrears, annually on June 30 of each year (each, a "**Dividend Payment Date**"), with the first Dividend Payment Date being June 30, 2027, and continuing thereafter for so long as any shares of Series C Preferred remain outstanding. Any dividend payable on a Dividend Payment Date that is not a Business Day shall be paid on the next succeeding Business Day, without interest for the intervening period.

3.3 Default dividend rate. Upon the occurrence and during the continuance of an Event of Default (as defined in Section 7), the Dividend Rate shall automatically increase, without further action by any person, to **nine percent (9%) per annum** (the "**Default Dividend Rate**"), effective from the date of the occurrence of such Event of Default and continuing until such Event of Default has been cured by the Corporation or waived in writing by the Required Holders.

3.4 Priority. For so long as any shares of Series C Preferred remain outstanding, no dividend or other distribution shall be declared or paid on, and no redemption or repurchase shall be made of, the Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series C Preferred (other than as permitted by Section 8(d)), unless and until all accrued and unpaid dividends on the Series C Preferred have been paid in cash in full.

4. REDEMPTION

4.1 No mandatory redemption; perpetual term. The Series C Preferred has no fixed maturity date and is not subject to mandatory redemption by the Corporation. The Series C Preferred shall remain outstanding until (i) redeemed at the Corporation's election pursuant to Section 4.2, (ii) repurchased by the Corporation

in a privately negotiated transaction with the holder or holders thereof, or (iii) converted, exchanged or extinguished pursuant to a future amendment to this Certificate of Designation adopted in accordance with Section 9.2. This perpetual structure is intentional and is designed to preserve equity classification of the Series C Preferred on the financial statements of the Corporation and the holders under U.S. generally accepted accounting principles (including ASC 480, Distinguishing Liabilities from Equity) and equivalent international standards.

4.2 Optional redemption by the Corporation. The Corporation may, at any time and from time to time, in its sole option and discretion, redeem all or any portion of the then-outstanding shares of Series C Preferred at a price per share equal to the Stated Value plus all accrued and unpaid dividends thereon (including any dividends accrued at the Default Dividend Rate, if applicable) up to and including the redemption date (the "**Optional Redemption Price**"), without premium or penalty. The Corporation shall give the holders of Series C Preferred not less than ten (10) Business Days' prior written notice of any optional redemption under this Section 4.2, specifying the redemption date, the number of shares to be redeemed (which shall be redeemed pro rata among the holders if less than all outstanding shares are to be redeemed) and the calculation of the Optional Redemption Price. For the avoidance of doubt, the holders of Series C Preferred shall have no right to require the Corporation to redeem the Series C Preferred at any time, other than upon an Insolvency Event as set forth in Section 4.3.

4.3 Redemption upon Insolvency Event. Upon the occurrence of an Insolvency Event (defined as any of the events described in Section 7(e) or Section 7(f)), and only upon such an Insolvency Event, the Required Holders may, by written notice to the Corporation, elect to have the Optional Redemption Price of all outstanding shares of Series C Preferred paid in connection with the liquidation, dissolution, winding-up or bankruptcy distribution of the Corporation, with the same priority as the Liquidation Preference under Section 5. No other Event of Default (including any non-payment of dividends, breach of the Protective Provisions or breach of the Purchase Agreement) shall give rise to any right of any holder to require redemption of the Series C Preferred for cash; the sole financial consequence of any such other Event of Default shall be the increase of the Dividend Rate to the Default Dividend Rate as set forth in Section 3.3, together with the protective-consent rights under Section 8.

4.4 Status of redeemed shares. Any shares of Series C Preferred that are redeemed, repurchased or otherwise acquired by the Corporation shall be canceled and shall not be reissued as Series C Preferred, but may be reissued by the Corporation as Preferred Stock of any other series in accordance with the Articles and the NRS.

5. LIQUIDATION

5.1 Liquidation preference. In the event of any voluntary or involuntary liquidation, dissolution, winding-up or other similar event of the Corporation (a "**Liquidation Event**"), the holders of Series C Preferred shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any class or series of capital stock of the Corporation ranking junior to the Series C Preferred (including the Common Stock), an amount per share equal to the Stated Value plus all accrued and unpaid dividends thereon (the "**Liquidation Preference**").

5.2 Insufficient assets. If, upon any Liquidation Event, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of Series C Preferred and the holders of any other class or series of capital stock ranking pari passu with the Series C Preferred the full amount of

their respective liquidation preferences, the holders of Series C Preferred and the holders of such pari passu class or series shall share ratably in any such distribution in proportion to the respective full amounts which would otherwise be payable in respect of the shares held by them.

5.3 No further participation. After payment to the holders of Series C Preferred of the full Liquidation Preference, such holders shall have no further right or claim to any of the remaining assets of the Corporation.

5.4 Transactions not constituting a Liquidation Event. For purposes of this Section 5, a "Liquidation Event" shall **not** include (and accordingly the Liquidation Preference shall not become payable in connection with) any merger, consolidation, share exchange, sale of all or substantially all assets, or other change-of-control transaction in which the Corporation is the surviving entity or in which the holders of Common Stock receive equity consideration of an acquirer; in any such event, the rights of the Series C Preferred shall be governed by Section 8 (Protective Provisions).

6. VOTING RIGHTS

6.1 General. The Series C Preferred shall have no voting rights with respect to any matter submitted to a vote of the stockholders of the Corporation, except as expressly set forth in Section 8 (Protective Provisions) or as may be required by mandatory, non-waivable provisions of the NRS.

6.2 No "voting securities." The Series C Preferred is intended and structured so that it shall not constitute "voting securities" of the Corporation for purposes of, and shall not be counted toward, the change-of-control aggregation threshold under Nasdaq Listing Rule 5635(b) at the time of issuance. The protective-consent rights under Section 8 are contractual protective consents customary for preferred equity and are separate from, and shall not be construed as, general voting rights.

7. EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an "**Event of Default**" with respect to the Series C Preferred. The sole financial consequence of an Event of Default (other than an Insolvency Event as defined in Section 4.3) shall be the increase of the Dividend Rate to the Default Dividend Rate pursuant to Section 3.3, together with the protective-consent rights under Section 8; no Event of Default other than an Insolvency Event shall give rise to any right of any holder to require redemption of the Series C Preferred for cash.

(a) the Corporation fails to pay any cash dividend on the Series C Preferred when due in accordance with Section 3.2, and such failure continues for thirty (30) days after written notice thereof from the Required Holders;

(b) the Corporation fails to pay the Optional Redemption Price when due in respect of an optional redemption that the Corporation has elected to effect under Section 4.2, and such failure continues for ten (10) Business Days after written notice thereof from the Required Holders;

(c) the Corporation breaches any of the Protective Provisions in Section 8, and such breach continues for thirty (30) days after written notice thereof from the Required Holders;

(d) the Corporation breaches any material provision of the Intellectual Property Purchase Agreement, dated as of July 1, 2026, between the Corporation and Litial Ltd, as amended by the First Amendment thereto

dated as of July 6, 2026 (as so amended, and as it may be further amended from time to time, the "**Purchase Agreement**"), and such breach is not cured within the cure period (if any) specified therein;

(e) the Corporation commences a voluntary case under any bankruptcy, insolvency or similar law, or consents to the entry of an order for relief in an involuntary case, or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; or

(f) any involuntary case under any bankruptcy, insolvency or similar law is commenced against the Corporation and is not dismissed within sixty (60) days, or any court of competent jurisdiction enters an order or decree for relief in respect of the Corporation in any such involuntary case.

8. PROTECTIVE PROVISIONS

So long as any shares of Series C Preferred remain outstanding, the Corporation shall not, without the prior written consent of the Required Holders (the "**Protective Provisions**"):

(a) amend, alter or repeal any provision of this Certificate of Designation or of the Articles in any manner that would adversely affect the rights, preferences, privileges or restrictions of the Series C Preferred;

(b) authorize, create or issue any class or series of capital stock of the Corporation ranking senior to, or pari passu with, the Series C Preferred as to dividends, redemption or distributions upon a Liquidation Event;

(c) declare or pay any dividend or make any other distribution on the Common Stock or any other class or series of capital stock ranking junior to the Series C Preferred, while any accrued and unpaid dividend on the Series C Preferred remains outstanding;

(d) redeem, repurchase or otherwise acquire any shares of Common Stock or any other class or series of capital stock ranking junior to the Series C Preferred, while any accrued and unpaid dividend on the Series C Preferred remains outstanding, other than (i) redemptions or repurchases of Common Stock from employees, officers, directors, consultants or other service providers in accordance with the terms of equity-incentive plans or arrangements approved by the Board, or (ii) redemptions or repurchases in the ordinary course of administering treasury-stock programs not exceeding $250,000 in the aggregate during any fiscal year; or

(e) effect any merger, consolidation or other transaction that has the effect of cancelling or extinguishing the Series C Preferred without payment in full of the Optional Redemption Price.

For the avoidance of doubt, no provision of this Section 8 shall be deemed to confer voting rights on the Series C Preferred for purposes of Nasdaq Listing Rule 5635 or any similar rule, the consent rights of the holders of Series C Preferred under this Section 8 being contractual protective consents separate from voting rights.

9. NO CONVERSION; FUTURE AMENDMENT

9.1 Non-convertibility at issuance. The Series C Preferred is not convertible into Common Stock or any other security of the Corporation. There is no conversion mechanic, conversion price, conversion ratio or conversion trigger of any kind set forth in this Certificate of Designation.

9.2 Future amendment by mutual consent. This Certificate of Designation may be amended in the future, by mutual written consent of the Corporation and the Required Holders, to add a conversion feature,

including a conversion-on-change-of-control feature or any other conversion feature, in connection with the consummation of any future merger, acquisition or strategic transaction involving the Corporation. Any such amendment shall be effected by the filing of a certificate of amendment to this Certificate of Designation with the Secretary of State of the State of Nevada in accordance with NRS 78.1955, shall be subject to compliance with all applicable Nasdaq Listing Rules (including, as applicable, Rules 5635(a), 5635(b) and 5635(d)), and shall be subject to the Corporation obtaining any stockholder approval required at the time of such amendment.

9.3 Compliance Plan representation preserved. It is acknowledged that, as of the Issuance Date, the Series C Preferred is non-convertible by design, consistent with the Corporation's representations to The Nasdaq Stock Market LLC in the Corporation's Compliance Plan letter dated June 22, 2026, regarding the non-convertibility-by-design of acquisition-consideration instruments.

9.4 Equity classification under ASC 480. The absence of any mandatory redemption obligation (Section 4.1), the absence of any right of the holders to require cash redemption other than upon an Insolvency Event (Sections 4.2 and 4.3), and the absence of any conversion feature at issuance (Section 9.1) are each intentional structural elements designed to qualify the Series C Preferred as permanent equity (and not as a liability or as mezzanine/temporary equity) on the financial statements of the Corporation and the holders under U.S. generally accepted accounting principles, including ASC 480 (Distinguishing Liabilities from Equity), and equivalent international standards.

10. NO PREEMPTIVE OR SUBSCRIPTION RIGHTS

The Series C Preferred shall not entitle the holders thereof to any preemptive or subscription rights with respect to the issuance of any other securities of the Corporation.

11. TRANSFER; RESTRICTED SECURITIES

11.1 Transfer generally. Subject to compliance with applicable U.S. federal and state securities laws and the legend requirement in Section 11.2, the Series C Preferred shall be transferable by each holder. The Corporation shall maintain, or cause its transfer agent to maintain, a register of the holders of Series C Preferred and shall record any transfer upon presentation of evidence reasonably satisfactory to the Corporation that such transfer complies with applicable securities laws. The Corporation and its transfer agent may deem and treat the record holder of any shares of Series C Preferred as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

11.2 Restricted securities; legend. The Series C Preferred constitutes "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "**Securities Act**"). Each certificate (or book-entry notation) representing shares of Series C Preferred shall bear a legend substantially in the following form:

> "THE SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT

(INCLUDING RULE 144 THEREUNDER, IF AVAILABLE), OR (3) IN A TRANSACTION NOT REQUIRING REGISTRATION UNDER THE ACT, AND IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS."

12. MISCELLANEOUS

12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt, when delivered personally, by overnight courier service, by certified or registered mail (return receipt requested) or by email, to the Corporation at its principal executive offices (Attention: Chief Executive Officer) and to each holder at the address of such holder appearing on the books of the Corporation (or, in each case, to such other address as a party shall designate from time to time by written notice given in accordance with this Section 12.1).

12.2 Headings. The headings of the various sections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

12.3 Severability. If any provision of this Certificate of Designation is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

12.4 Governing law. This Certificate of Designation shall be governed by and construed in accordance with the laws of the State of Nevada.

THIRD: The number of shares of Series C Preferred designated in this Certificate of Designation does not exceed the number of authorized but undesignated shares of Preferred Stock that the Articles authorize the Board to issue.

This Certificate of Designation (including this Exhibit A when filed) is intended to be filed with the Nevada Secretary of State using the official Certificate, Amendment or Withdrawal of Designation form (NRS 78.1955), with the detailed terms set forth above included as Exhibit A thereto.